                                                Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-77859 and 333-77859-01

PROSPECTUS SUPPLEMENT DATED JUNE 21, 1999
(To Prospectus filed on May 6, 1999, Prospectus Supplement dated May 19, 1999 and Prospectus Supplement dated June 3, 1999)


                       INTEGRATED PROCESS EQUIPMENT CORP.



                                   PROSPECTUS

                                  $115,000,000

                       INTEGRATED PROCESS EQUIPMENT CORP.
                                     Issuer

                               SPEEDFAM-IPEC, INC.
                                    Guarantor

                 6 1/4% Convertible Subordinated Notes Due 2004

                             -----------------------



         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 18 of the Prospectus is hereby amended to reflect the following additions and changes.



                                                                                                   NUMBER OF SHARES OF
                                                                          PRINCIPAL AMOUNT OF       SPEEDFAM-IPEC COMMON
                                                                       NOTES BENEFICIALLY OWNED      STOCK BENEFICIALLY
                                                                             AND OFFERED                    OWNED
                     SELLING SECURITYHOLDER                                      HERE                       (1)(2)
                     ----------------------                            -------------------------    --------------------
Michael Arsulich..................................................                     10,000                       182
Grinnell Morris Jr. Settlor  N/A 7/9/82...........................                     10,000                       182
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P. .........                  5,500,000(3)                100,127
Fidelity Financial Trust: Fidelity Convertible Securities Fund ....                 2,500,000                    45,512


(1) Includes shares of SpeedFam-IPEC common stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $54.93 per share, and a cash payment in lieu of any fractional share interest. However, this conversion price is subject to adjustment as described under "Description of Notes" Conversion." As a result, the number of shares of SpeedFam-IPEC common stock issuable upon conversion of the Notes may increase or decrease in the future. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)      As amended from the Prospectus Supplement dated May 19, 1999.